                                                                      EXHIBIT 12

                    CALCULATION OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                               Fiscal years ended            January 1,   May 16, 1998   May 16, 1998    Six Months
                                        ----------------------------------  1998 to May   to December,    to June 28,    Ended June
                                          1994     1995     1996     1997     15, 1998      31, 1998         1998         27, 1999
                                        -------  -------  -------  -------  -----------   ------------   ------------    ----------
Calculation of rental expense fixed charge, as Defined:
 Total rental expense                   $   848  $   542  $   584  $   603     $   215       $   444        $    69       $   409
                                        =======  =======  =======  =======     =======       =======        =======       =======
 One-third of rental expense            $   283  $   181  $   195  $   201     $    72       $   148        $    23       $   136
                                        =======  =======  =======  =======     =======       =======        =======       =======

Earnings, as Defined:
 Income before income taxes             $10,439  $11,278  $11,758  $ 6,784     $ 1,848       $ 1,653        $ 1,623       $ 3,552
 Interest expense                            --       --       --       --          --         4,705            900         4,341
 One-third of rental expense                283      181      195      201          72           148             23           136
                                        -------  -------  -------  -------     -------       -------        -------       -------
  Total earnings as defined         (A) $10,722  $11,459  $11,953  $ 6,985     $ 1,920       $ 6,506        $ 2,546       $ 8,029
                                        =======  =======  =======  =======     =======       =======        =======       =======


Fixed Charges, as Defined:
 Interest expense                       $    --  $    --  $    --  $    --     $    --       $ 4,705        $   900       $ 4,341
 One-third of rental expense                283      181      195      201          72           148             23           136
                                        -------  -------  -------  -------     -------       -------        -------       -------
  Total fixed charges, as defined   (B) $   283  $   181  $   195  $   201     $    72       $ 4,853        $   923       $ 4,477
                                        =======  =======  =======  =======     =======       =======        =======       =======

Ratio of Earnings to Fixed
 Charges (A)/(B)                           37.9     63.4     61.4     34.8        26.8           1.3            2.8           1.8
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